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                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                             YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                 1993      1992*      1991*      1990*      1989*
                                                ------     ------     ------     ------     ------
  Earnings:
    Income before income taxes................  $376.6     $186.9     $159.8     $106.6     $ 80.3
    Add:
       Interest expense -- net................   156.0      153.2      157.8      137.1      159.3
       Rental expense representative of
         interest factor......................    32.0       29.5       25.5       24.0       24.9
       Preferred dividends of subsidiaries....      --         .3         .8        1.6        2.6
       Interest accrued -- 50% owned
         company..............................    31.3       27.3       10.3         --         --
       Other..................................     4.1         .4         .9        (.7)       2.6
                                                ------     ------     ------     ------     ------
            Total earnings as adjusted plus
              fixed charges...................  $600.0     $397.6     $355.1     $268.6     $269.7
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------
  Fixed charges and preferred dividend
    requirements:
       Interest expense -- net................  $156.0     $153.2     $157.8     $137.1     $159.3
       Capitalized interest...................    10.4        8.9        4.7        4.9        3.6
       Rental expense representative of
         interest factor......................    32.0       29.5       25.5       24.0       24.9
       Pretax effect of dividends on preferred
         stock of the Company.................    19.1       19.4       15.9       15.4       11.2
       Pretax effect of preferred dividends of
         subsidiaries.........................      --         .4        1.2        2.5        4.1
       Interest accrued -- 50% owned
         company..............................    31.3       27.3       10.3         --         --
                                                ------     ------     ------     ------     ------
            Combined fixed charges and
              preferred dividend
              requirements....................  $248.8     $238.7     $215.4     $183.9     $203.1
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------
  Ratio of earnings to combined fixed charges
    and preferred dividend requirements.......    2.41       1.67       1.65       1.46       1.33
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------

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* Certain amounts have been reclassified as described in Note 1 of Notes to
  Consolidated Financial Statements.